Exhibit 99.1

Contacts:	RadView Software Ltd.
Christopher Dineen, Chief Financial Officer
781-238-1111
Press: Beth Clark, Marketing Manager
781-238-1111

For Immediate Release

RADVIEW REPORTS 2003 FOURTH QUARTER AND YEAR RESULTS

REVENUE AND EARNINGS IN-LINE WITH EXPECTATIONS

BURLINGTON, MA – February 10, 2004 – RadView Software Ltd. (Nasdaq: RDVW), a premier provider of solutions for verifying the performance, scalability and integrity of business critical Web applications, today reported financial results for the fourth quarter and year ended December 31, 2003.

Revenues for the fourth quarter of 2003 were $1.25 million compared to $1.51 million for the fourth quarter of 2002.  The Company’s net loss for the fourth quarter of 2003 was $1.09 million, or $0.06 per share, compared to a net loss of $1.39 million, or $0.08 per share, for the fourth quarter of 2002.

“We are pleased with the results for the fourth quarter of 2003,” commented Ilan Kinreich, President and CEO of RadView. “Our revenues increased 9% from the third quarter of 2003, with a 15% sequential increase in software license revenues. In 2003, overall net loss was 1.5 million less than in 2002.”

Revenues for the year ended 2003 were $4.84 million compared to $5.77 million for the year ended 2002.  The Company’s net loss for the year ended 2003 was $5.09 million, or $0.31 per share, compared to a net loss of $6.55 million, or $0.40 per share, for the year ended 2002.

Ilan Kinreich continued, “In 2004, we will focus on growth and becoming a leader in the web application testing and performance assurance market.  We have several key initiatives to help us reach this goal including a new product suite offering that will address all major areas of web application testing, along with strategic, technical and channel partnerships. We are also seeking to raise additional capital in support of these key initiatives.  The result of these combined initiatives is expected to generate revenue growth of 20 to 35 percent compared to 2003.”

Conference Call

Ilan Kinreich, President and Chief Executive Officer, and Christopher Dineen, Chief Financial Officer, will host a conference call to discuss this announcement on Tuesday, February 10, 2004 at 5:00 p.m. Eastern time.  The live broadcast and replay of the call will be available over the Internet at www.radview.com.

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About RadView Software Ltd.

RadView(TM) Software Ltd. (Nasdaq: RDVW) develops Internet infrastructure solutions to facilitate and accelerate the successful implementation of high-performance, business-critical Web applications. With its award-winning products, RadView provides the Web application testing and analysis software of choice to some of the most demanding customers from major industries such as financial services, Internet technology and content, retail, manufacturing, telecommunication, health care, and education. Corporate offices are located in Burlington, MA. For more information visit http://www.radview.com or call 1-888-RADVIEW.

Statements concerning RadView’s business outlook or future performance; anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements” as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: our limited operating history and history of losses; market acceptance of our products; ability to develop new products and enhance existing products; impact of significant competition; and other factors detailed in RadView’s filings with the Securities and Exchange Commission. RadView assumes no obligation to update the information in this release. RadView, WebLOAD, WebRM, and WebFT are trademarks of RadView Software Ltd. Other names may be trademarks of their respective owners.

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RADVIEW SOFTWARE LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenues:
Software licenses	$675	$946	$2,549	$3,389
Service	578	566	2,287	2,379
Total Revenues	1,253	1,512	4,836	5,768

Cost of Sales:
Software licenses	49	24	147	63
Non-recurring royalty reversal	—	(448)	—	(448)
Service	103	157	426	631
Total Cost of Sales	152	(267)	573	246

Gross Profit	1,101	1,779	4,263	5,522

Operating Expenses:
Sales and marketing	921	1,184	4,131	5,255
Research and development	675	834	2,802	3,316
General and administrative	507	569	1,764	2,223
Stock-based compensation	90	117	387	509
Nonrecurring expenses	—	464	245	929
Total Operating Expenses	2,193	3,168	9,329	12,232

Operating loss	(1,092)	(1,389)	(5,066)	(6,710)

Interest income, net	3	25	32	127
Other income (loss)	2	(27)	(51)	34

Net loss	$(1,087)	$(1,391)	$(5,085)	$(6,549)

Net loss per share:
Net loss per share – Basic and diluted	$(0.06)	$(0.08)	$(0.31)	$(0.40)

Weighted average shares outstanding – Basic and diluted	16,910	16,466	16,595	16,455

RADVIEW SOFTWARE LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2003	December 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$3,075	$7,566
Accounts receivable, net	678	1,026
Prepaid and other current assets	426	506
Total current assets	4,179	9,098

Property and Equipment, net	333	826
Other Assets	643	683

Total Assets	$5,155	$10,607

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$367	$358
Accrued expenses	989	1,503
Restructuring reserve, current	225	271
Deferred revenue	1,064	1,051
Total current liabilities	2,645	3,183

Long-term Liabilities:
Restructuring reserve, less current portion	95	341
Accrued severance	619	772
Total long-term liabilities	714	1,113

Total Liabilities	3,359	4,296

Shareholders’ Equity:
Ordinary shares	43	42
Additional paid-in capital	55,010	54,888
Deferred compensation	(89)	(536)
Accumulated deficit	(53,068)	(47,983)
Treasury shares, at cost	(100)	(100)
Total Shareholders’ Equity	1,796	6,311

Total Liabilities and Shareholders’ Equity	$5,155	$10,607